FIRST AMENDMENT TO THE

SERIES PORTFOLIOS TRUST

INVESTMENT ADVISORY AGREEMENT

with

SUBVERSIVE CAPITAL ADVISOR LLC

THIS FIRST AMENDMENT dated effective as of the 16th day of December, 2022, to the Investment Advisory Agreement, dated as of January 20, 2022 (the “Agreement”), entered into by and between SERIES PORTFOLIOS TRUST (the “Trust”), on behalf of the series of the Trust listed on Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and Subversive Capital Advisor LLC (the “Adviser”).

RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the Trust and the Adviser desire to amend the Agreement to add Subversive Decarbonization ETF, Subversive Food Security ETF, Subversive Mental Health ETF, Unusual Whales Subversive Democratic Trading ETF and Unusual Whales Subversive Republican Trading ETF as additional series of the Trust; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

    NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of adding Subversive Decarbonization ETF, Subversive Food Security ETF, Subversive Mental Health ETF, Unusual Whales Subversive Democratic Trading ETF and Unusual Whales Subversive Republican Trading ETF as additional series of the Trust.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Schedule A	SUBVERSIVE CAPITAL ADVISOR LLC

By: /s/ Ryan L. Roell	By: /s/ Michael Auerbach
Name: Ryan L. Roell	Name: Michael Auerbach
Title: President	Title: Managing Member

SCHEDULE A

Series of Series Portfolios Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets	Effective Date of Initial Investment Advisory Agreement

Subversive Metaverse ETF	0.75%	January 24, 2022
Subversive Decarbonization ETF	0.75%	December __, 2022
Subversive Food Security ETF	0.75%	December __, 2022
Subversive Mental Health ETF	0.75%	December __, 2022
Unusual Whales Subversive Democratic Trading ETF	0.75%	January __, 2023
Unusual Whales Subversive Republican Trading ETF	0.75%	January __, 2023